CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We hereby consent to the use of our report, dated August 8, 2006, on the consolidated financial statements of MSB Financial Corp. and Subsidiaries as of June 30, 2006 and 2005, and for each of the years in the three-year period ended June 30, 2006, in the Amendment No. 1 to the Registration Statement and Prospectus on Form S-1 to be filed with the Securities and Exchange and in the Amended Application for Approval of Stock Issuance on Form MHC-2 to be filed with the Office of Thrift Supervision. We further consent to the use of our name as it appears under the captions "The Stock Offering - Effects of the Stock Offering - Material Federal and State Tax Consequences," "Legal and Tax Opinions," and "Experts."



/s/Beard Miller Company LLP

Beard Miller Company LLP
Pine Brook, New Jersey
October 31, 2006